Granite Investment Partners, LLC

CODE OF ETHICS

December 31, 2024

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to Clients.

Access Persons of Granite Investment Partners, LLC (“Granite”) must not:

•	Employ any device, scheme or artifice to defraud a Client;

•

Make to a Client any untrue statement of material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client;

•	Engage in any manipulative practice with respect to a Client;

•	Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). As an adviser to a mutual fund, Granite has incorporated certain items and definitions to ensure compliance under Rule 17j-1. This Code of Ethics applies to all Employees of Granite.

Risks

In developing these policies and procedures, Granite considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and Granite, owe to Clients;

•	Employees and/or Granite fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	Granite does not provide its code of ethics and any amendments to all Employees; and

•	Granite does not retain Employees’ written acknowledgements that they received the code and any amendments.

Granite has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Granite and its Employees1 must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Granite to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Granite’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Granite must act in its Clients’ best interests. Neither Granite, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Granite’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, Granite will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal. Any submission, either through the CCO, senior management, or directly with the SEC will result in no negative impact to the reporting employee or his or her position at Granite. If an employee does file with the SEC, the rules provide that certain criteria be met in order to be eligible for the whistleblower award.

[1]	“Employees” are defined as Granite’s officers, directors, principals, and employees.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Granite will make this Manual available to Employees. Each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual must acknowledge that they have received, read, understood, and agree to comply with Granite’s policies and procedures described in this Manual. Employees will complete a certification to acknowledge their reading and understanding of Granite’s Code of Ethics and Manual at least annually following the end of the calendar year.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Granite, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Granite, its Employees, and/or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Granite’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Granite and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of Granite and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

Personal Securities Transactions

All Employees shall be considered “Access Persons” for purposes of personal securities transactions reporting. An Access Person is an Employee who has access to non-public information regarding any client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to non-public securities recommendations. All of Granite’s principals, directors, officers, and partners are presumed to be Access Persons. Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policy and Procedures

Granite’s Personal Securities Transactions policy and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Account statements are not required for accounts in which an Access Person does not have Direct or Indirect Control, provided that, upon the initial reporting of such accounts and thereafter on a quarterly basis, the Access Person certifies that he or she does not have Direct or Indirect Control. In the event the discretion over the account changes such that the Access Person has Direct or Indirect Control, the Access Person must promptly report to the CCO and begin providing quarterly account statements.

An Access Person will generally be deemed to have “Direct or Indirect Influence or Control” over any account in which he or she:

1.)	Directs the purchases and/or sales of investments;

2.)	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or

3.)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. Granite will conduct additional due diligence to determine whether the Access Person may have any Direct or Indirect Influence or Control over the investment decisions of such accounts, which may include:

1.)	Evaluating the relationship between the Access Person and the person managing the account;

2.)	Requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person’s influence over the account;

3.)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

4.)	Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO. In the event it is determined that the Access Person may have Direct or Indirect Influence or Control over investment decisions, the Access Person will be required to provide account statements as required with any reportable account.

Reportable Securities

Granite requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security2, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end registered investment companies, other than funds advised or underwritten by Granite or an affiliate

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Granite’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must request pre-clearance from the CCO for all transactions involving the following:

•	IPOs (initial public offerings)

•	Private Placements[3]

•	Any equity security of any market capitalization (other than ETFs)

•	Any fixed income security that has a face value of more than $250,000

Pre-clearance must be received before completing the transactions. The CCO or trading personnel will review the proposed transaction and respond as soon as practicable. Compliance will review and respond based on the policies in this document. Granite may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. With the exception of IPO’s and private placements, no pre-clearance is required for transactions in employee accounts that are considered clients of Granite (“Proprietary Accounts”). Trades for Proprietary Accounts must be traded in accordance with the Trading Policy set forth in this Manual.

Any trade that is approved by the CCO or trading personnel and Compliance must be made within twenty-four (24) hours of such approval.

[2]

Granite utilizes the SEC definition of “Security” which broadly includes stocks, bonds, certificates of deposit, shares issued by unit investment trusts, options, interests in Private Placements, futures contracts on other Securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a Security. Any questions about whether an instrument is a Security for purposes of the Federal Securities Laws should be directed to the CCO

[3]

A “private placement” of securities is an offering of securities that is not a “public offering.” A private placement is an offering that is exempt from the securities registration requirements such as a hedge fund or other private fund.

30 Day Holding Period

With the exception of ETFs, no Employee shall sell any security within 30-days of being purchased, i.e., short-term trade. However, the CCO may approve a request by an Employee to sell a security inside of 30 days in his sole discretion. The 30-day holding period does not apply to proprietary accounts managed by Granite and whose trades go through with other client accounts on the same day.

Restricted List

The Restricted List contains securities about which the CCO believes Granite might have received Material Non-Public Information. Securities will be removed from the Restricted List at such time when information is no longer material or when the CCO has deemed it appropriate to remove.

Blackout Period

No Employee shall buy or sell a Reportable Security on the same day as any trades in the security are made for Client accounts. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Employee, or otherwise result in an inappropriate advantage to the Employee. The blackout period does not apply to proprietary accounts managed by Granite and whose trades go through with other client accounts on the same day.

Securities traded due to client requested rebalancing to a particular strategy’s model portfolio due to cash inflows, outflows, tax selling/reinvestment or other client directed reason, will not be included in blackout period.

Reporting

Granite must collect information regarding the personal trading activities and holdings of all Employees. Employees must report Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account in which they have a direct or indirect beneficial ownership that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports (please see Attachment B) regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Quarterly Transaction Reports

Each quarter, Employees must report, using a form similar to Attachment A to this section, all Reportable Securities transactions in accounts in which they have a direct or indirect beneficial interest. Employees must also report any accounts opened in which they have a direct or indirect beneficial ownership during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted within 30 days of the end of each calendar quarter. Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

Recordkeeping

Granite will maintain the following records under this Code of Ethics:

A copy of the adviser’s code of ethics currently in effect, or that was in effect at any time within the past six years, must be maintained in an easily accessible place.

A record of any violation of the adviser’s code of ethics, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

A record of all written acknowledgements of receipt of the code of ethics for each person who is, or within the past six years was, a Supervised Person of the adviser, must be maintained in an easily accessible place.

A record of each report made by an access person regarding personal securities transactions and holdings, as well as copies of any associated account statements and trade confirmations provided by broker-dealers and custodians, must be maintained in an easily accessible place.

A record of the names of people who are, or within the past six years were, access persons of the investment adviser, must be maintained in an easily accessible place.

A record of any decision, and the reasons supporting the decision, to approve an access person’s investment in an IPO or Private Placement must be maintained in an easily accessible place for at least five years after the end of fiscal year in which the decision was made.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•

Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Granite’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security (i.e., trading within 30 days after being purchased), with particular attention paid to potential market-timing of mutual funds;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO or a designee will review reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Client and Fund trading and positions, and Restricted Lists, as necessary. Upon review, the CCO or a designee will evidence the review and document any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

Mr. Geoff Edelstein, Principal, or his designee, will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Granite will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Granite’s Code of Ethics should be directed to the CCO.